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                                                                      Exhibit 14

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and the use in the Statement of Additional Information constituting parts of this Registration Statement on Form N-14 of our report dated November 16, 2004, relating to the financial statements and financial highlights of Loomis Sayles Limited Term Government and Agency Fund and of our report dated November 16, 2004, relating to the financial statements of the Loomis Sayles Government Securities Fund, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Financial Statements," and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 9, 2004